Exhibit 10.11

CARS.COM

SHARE APPRECIATION RIGHTS AWARD AGREEMENT

To: John Clavadetscher

Cars.com, LLC (the “Company”) is pleased to award you this Share Appreciation Rights Award (this “Award”), effective as of January 1, 2016 (the “Award Date”). This Award is subject to the terms of this Share Appreciation Rights Award Agreement (this “Agreement”) and is made under, and is subject to, the Cars.com Share Appreciation Rights Plan (the “Plan”), which is incorporated into this Agreement by reference. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement and the Plan will be resolved in accordance with the terms of the Plan. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.

1. Award of SARs. The Company hereby awards to you 24,413 share appreciation rights (“SARs”).

2. Performance Period. The SARs awarded hereunder relate to the Performance Period from January 1, 2016 through December 31, 2018. December 31, 2018 shall be the “Performance Period End Date” hereunder.

3. Vesting. SARs awarded under this Award will vest in three equal portions, with one-third of the total Award becoming vested on each of January 1, 2017, January 1, 2018 and January 1, 2019 (provided that you remain in continuous employment with the Company through those dates), except as follows:

(a)	In the event that you incur a Separation from Service prior to the Performance Period End Date by reason of death, permanent disability (as determined under the Company’s Long Term Disability Plan), Retirement, you (or in the case of your death, your estate or designated beneficiary) shall vest in a number of SARs equal to the product of (i) the total number of SARs you would have vested in upon the expiration of the Performance Period End Date had not incurred a Separation from Service, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the first day of the Performance Period and the date of your Separation from Service, and the denominator of which shall be the number of full calendar months from the first day of the Performance Period to the Performance Period End Date.

(b)	In the event of a Change in Control in which your Award is not continued or your Award is not assumed by a successor entity (or its affiliate), then any unvested SARs shall vest. In the event of a Change in Control in which your Award is so continued or assumed, if you thereafter have a Separation from Service from the Company within 2 years following the date of the Change in Control as a result of your involuntary termination without Cause or your voluntary termination for Good Reason, any unvested SARs shall become vested.

(c)	In the event of your Separation from Service from the Company before the end of the Performance Period, any unvested SARs shall be forfeited.

(d)	In the event of a termination for Cause, both vested and unvested SARs will be immediately forfeited.

4. Determination of Amount Payable. When settlement of your SARs is due under the terms of the Plan and this Agreement, your vested SARs will be converted to a single cash payment by multiplying:

(i)	the excess of the Fair Market Value of a Share as of the last day of the Performance Period (or, if occurring earlier, the date of a Change in Control) over the Fair Market Value of a Share as of January 1, 2016 by

(ii)	the number of vested SARs.

5. Timing of Payment. The amount payable pursuant to paragraph 4 will be paid within the 60-day period following the end of the Performance Period End Date. Notwithstanding the foregoing, in the event of a Change in Control in which the Awards are not continued or assumed as provided in paragraph 3(b) above, the vested SARs shall be paid within the 60-day period following the Change in Control; and in the event of a Separation from Service before the Performance Period End Date and following a Change in Control in which the Awards were so continued or assumed, vested SARs shall be paid within the 60-day period following the date of your Separation from Service (subject to the delay applicable to specified employees under Section 15 of the Plan). You may elect to defer the distribution of all or a portion of the SARs awarded under this Award. Such election must be made in accordance with the Deferral Rules. Under the Deferral Rules, such an election (a “Deferral Election”) must be made within the time period designated by the Plan Administrator. Generally, a Deferral Election may not take effect until at least 12 months after the date on which the Deferral Election is made; the payment with respect to which such Deferral Election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; and the election must be made not less than 12 months before the date the payment is scheduled to be paid. Any Deferral Election filed with the Plan Administrator or its delegate is irrevocable on and after the deadline for filing the election. Amounts so deferred shall be held by the Company without interest earned. For the avoidance of doubt, any such deferral shall not entitle the Participant to any appreciation in the Fair Market Value of a Share, and shall remain unfunded and subject to the claims of creditors of the Company as provided in Section 8 of the Plan

6. Forfeitures. If you violate any restrictive covenant agreement with the Company, including but not limited to non-compete, non-solicitation, non-disclosure or non-disparagement covenants, all SARs issued pursuant to this Award (whether or not vested) will automatically be cancelled without any consideration paid therefor and without further action on the part of the Company; and you will be required to repay to the Company any amounts paid to you pursuant to this Award at any time during the 12-month period prior to such violation. In addition, the Plan Administrator may make retroactive adjustments to this Award, and you shall reimburse to the Company any amounts paid to you pursuant to this Award where such amount was predicated upon achieving certain financial results that were substantially the subject of a financial restatement and, as a result of the restatement, it is determined that you otherwise would not have been paid such amount (regardless of whether or not the restatement resulted from your misconduct). In such instance, the Company may recover the amount by which the amount paid to you exceeded the lower payment that would have been made based on the restated financial results. By accepting this Award, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this paragraph 6. This right of set-off is in addition to any other remedies the Company may have against you.

7. Miscellaneous.

(a)	Successors and Assigns. Except as otherwise provided herein, this Award will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(b)	Confidentiality. You agree that you will not disclose the terms of this Award to any other employees of the Company or third parties with the exception of your accountants, attorneys, or spouse, and shall ensure that none of them discloses such terms to any other person, except as required to comply with legal process.

8. Acceptance of Terms and Conditions. To be eligible to receive this Award, you must sign this Agreement and return it to the Vice President of Human Resources or Director of Human Resources within 30 days after the date it is provided to you. By signing this Agreement, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan and you hereby reaffirm your legally enforceable responsibilities and obligations under your Restrictive Covenant Agreement with the Company. By accepting this Award, you agree that the awarding of the Award is at the discretion of the Company and its delegates, and that acceptance of this Award is no guarantee that future Awards will be awarded under the Plan.

CARS.COM, LLC	PARTICIPANT

/s/ Alex Vetter	/s/ John Clavadetscher
By: Alex Vetter Its: President & Chief Executive Officer	Participant Signature